Exhibit 10.7

THIS AGREEMENT made as of the 1st day of January, 2015, between T.A.G. Acquisitions LTD a corporation incorporated under the laws of Delaware, and having its principal place of business at 130 Route 59 Suite #6, Spring Valley, NY 10977 (the “Employer”); and Cheskel Meisels residing at 7 Ronald Drive #7A Of the City of Monsey, NY 10952 in the state of New York (the “Employee”).

WHEREAS the Employer and the Employee wish to enter into an employment agreement governing the terms and conditions set forth.

IN CONSIDERATION of the promises and valuable consideration the parties agree as follows:

1.	Employment:

The Employee agrees that he/she will at all times faithfully, industriously, and to the best of his/her skill, ability, experience and talents, perform all of the duties required of his/her position in a professional manner. In carrying out these duties and responsibilities, the Employee shall comply with all Employer policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time. It is also understood and agreed to by the Employee that his/her assignment, duties and responsibilities and reporting arrangements may be changed by the Employer in its sole discretion without causing termination of this agreement.

2.	Duties and Responsibilities:

The Employee shall be employed to perform the duties as a CEO, President, Secretary & Chairman of The Board, the current duties and responsibilities of which are set out in Schedule “A” annexed hereto and forming part of this agreement, said duties shall be performed in a professional manner. These duties and responsibilities may be amended from time to time in the sole discretion of the Employer, subject to formal notification of same provided to the Employee.

3.	Compensation:
(a)	As full compensation for all services provided the employee shall be paid at the rate of $208,250 annually in Monthly installments. Such payments shall be subject to normal statutory deductions by the Employer.
(b)	The salary mentioned in paragraph (3) (a) shall be reviewed on an annual basis.

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(c)	All reasonable expenses arising out of employment shall be reimbursed assuming same have been authorized prior to being incurred and with the provision of appropriate receipts.

4.	Vacation / Sick/Personal Days:

The Employee is entitled for two weeks paid vocation, five sick days and seven personnel days per annum after first year of employment.

5.	Probation Period:

It is understood and agreed that the first one hundred twenty days of employment shall constitute a probationary period during which period the Employer may, in its absolute discretion, terminate the Employee's employment, for any reason without notice or cause.

(a)	The Employer shall have an opportunity to assess the performance, attitude, skills and other employment-related attributes and characteristics of the Employee;
(b)	The Employee shall have an opportunity to learn about both the Employer and the position of employment;
(c)	Either party may terminate the employment relationship at any time during the initial four month period without advance notice or justifiable reason, in which case there will be no continuing obligations of the parties to each other, financial or otherwise.

6.	Confidentiality:

The Employee acknowledges that, in the course of performing and fulfilling his duties hereunder, he/she may have access to and be entrusted with confidential information concerning the present and contemplated financial status and activities of the Employer, the disclosure of any of which confidential information to competitors of the Employer would be highly detrimental to the interests of the Employer. The Employee further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right which the Employer is entitled to protect. Accordingly, the Employee covenants and agrees with the Employer that he/she will not, during the continuance of this agreement, disclose any such confidential information to any person, firm or corporation, nor shall he/she use same, except as required in the normal course of his/her engagement hereunder, and thereafter he/she shall not disclose or make use of the same.

7.	Termination:
(a)	The Employee may at any time terminate this agreement and his/her employment by giving not less than two weeks written notice to the Employer.
(b)	The Employer may terminate this Agreement and the Employee's employment at any time, without notice or payment in lieu of notice, for sufficient cause.
(c)	The Employer may terminate the employment of the Employee at any time without the requirement to show sufficient cause pursuant to (b) above, provided the Employer pays to the Employee an amount as required by the Employment Standards Act 2000 or other such legislation as may be in effect at the time of termination. This payment shall constitute the employees entire entitlement arising from said termination.

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(d)	The Employee agrees to return any property of T.A.G. Acquisitions LTD at the time of termination.

8.	Restrictive Covenant, Non- Competition:
(a)	It is further acknowledged and agreed that the following termination of the employee's employment with T.A.G. Acquisition LTD for any reason the employee shall not hire or attempt to hire any current employees of T.A.G. Acquisitions LTD.
(b)	It is further acknowledged and agreed that following the termination of the employment of the Employee by the Employer, with or without cause, or the voluntary withdrawal by the Employee from the Employer, the Employee shall, for a period of one year following the said termination or voluntary withdrawal, within the USA refrain from either directly or indirectly soliciting or attempting to solicit the business of any client or customer of the Employer for his own benefit or that of any third person or organization, and shall refrain from either directly or indirectly attempting to obtain the withdrawal from employment by the Employer of any other employee of the Employer having regard to the same geographic and temporal restrictions. The Employee shall not directly or indirectly divulge any financial information relating to the Employer or any or its affiliates or clients to any person whatsoever.

9.	Laws:

This agreement shall be governed by the laws of the New York State of United States of America.

10.	Independent Legal Advice:

The Employee acknowledges that the Employer has provided the Employee with a reasonable opportunity to obtain independent legal advice with respect to this agreement, and that either:

(a)	The Employee has had such independent legal advice prior to executing this agreement, or;
(b)	The Employee has willingly chosen not to obtain such advice and to execute this agreement without having obtained such advice.

11.	Entire Agreement:

This agreement contains the entire agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the employment of the Employee by the Employer and shall be amended or modified only by written instrument signed by both of the parties hereto.

12.	Severability:

The Parties hereto agree that in the event any article or part thereof of this agreement is held to be unenforceable or invalid then said article or part shall be struck and all remaining provision shall remain in full force and effect.

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IN WITNESS WHEREOF the Employer has caused this agreement to be executed by its duly authorized officers and the Employee has set his hand as of the date first above written.

SIGNED, in the presence of:	TAG ACQUISITIONS

Cheskel Meisels	Cheskel Meisels
[Name of Employee]	[Name of Employer]

/s/ Cheskel Meisels	/s/ Cheskel Meisels
[Signature of Employee]	[Signature of Employer]

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Employment Agreement “Schedule A”

Position Title:

As a CEO, President, Secretary, & Chairman of the board. The Employee is required to perform the following duties and undertake the following responsibilities in a professional manner.

(a)	Developing and implementing high level strategies
(b)	Making major corporate decisions
(c)	Managing the overall operations and resources of the company

(e) Other duties as may arise from time to time and as may be assigned to the employee

/s/ Cheskel Meisels	By: /s/ Cheskel Meisels
Cheskel Meisels	T.A.G. Acquisitions,
Cheskel Meisels